SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

By and Between

AAL VARIABLE PRODUCT SERIES FUND, INC.

And

AID ASSOCIATION FOR LUTHERANS

Dated

JANUARY 1, 2002

TABLE OF CONTENTS

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INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT made and entered into this 1st day of January, 2002, by and between the AAL VARIABLE PRODUCT SERIES FUND, INC. (the “FUND”), a Maryland corporation, and Aid Association for Lutherans (“AAL”, the “Adviser”), a fraternal benefit society founded under the laws of the State of Wisconsin.

RECITALS:

The FUND is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”). The FUND is a series type investment company, with each series having its own investment objectives, policies and restrictions. The Fund intends to appoint AAL as Investment Adviser to the Fund.

AAL is registered with the Securities and Exchange Commission as an Investment Adviser under the Investment Advisers Act of 1940. Since January 1, 2000, AAL Capital Management Corporation (“CMC”), a Delaware Corporation, served as investment adviser to the Fund. Effective on January 1, 2002, AAL will serve as investment adviser to the Fund. Accordingly, the parties hereto have agreed to amend and restate, in the form set forth herein, the investment advisory agreement pursuant to which CMC provided such advisory services to the Fund (the “Predecessor Agreement”). The parties acknowledge that the terms and conditions of this Second Amended and Restated Agreement are substantively identical to the terms and conditions of the Predecessor Agreement, except that this Second Amended and Restated Agreement identifies AAL as the Adviser of the Fund in lieu of CMC.

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. In General

The FUND hereby appoints the ADVISER to act as investment adviser to the FUND with respect to its series of shares described on Exhibit A attached hereto, which may be amended from time to time. Each series is referred to herein individually as a “Portfolio” and collectively as the “Portfolios.” The ADVISER agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of each Portfolio and to supervise and arrange the purchase and sale of securities and other assets held in each Portfolio and generally administer the affairs of the FUND. The ADVISER may engage, at the ADVISER’s cost and under the ADVISER’s supervision, on behalf of the FUND or any Portfolio, the services of a Sub-Adviser, or an agent to perform certain administrative services, subject to any limitations imposed by the Act.

2. Duties and Obligations of the Adviser With Respect to Management of the Fund

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of the FUND, the ADVISER, as agent and attorney-in-fact with respect to the FUND, is authorized, in its discretion and without prior consultation with the FUND to:

(i) Buy, sell, exchange, convert for the FUND’s use, lend and otherwise trade in any stocks, bonds and any other securities or assets; and

(ii) Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the ADVISER may select;

(iii) Formulate programs, obtain necessary information, and periodically report to the FUND's Board of Directors.

(b) Any investment purchases or sales made by the ADVISER shall at all times conform to, and be in accordance with, any requirements imposed by:

(i) the provisions of the Act and of any rules or regulations in force thereunder;

(ii) the provisions of the Internal Revenue Code;

(iii) any other applicable provisions of law;

(iv) the provisions of the Articles of Incorporation and By-Laws of the FUND as amended from time to time;

(v) any policies and determinations of the Board of Directors of the FUND; and

(vi) the fundamental policies of the FUND, as reflected in its Registration Statement under the Act, or as amended by the shareholders of the FUND.

(c) The ADVISER shall also administer the affairs of the FUND and, in connection therewith, shall be responsible for:

(i) maintaining the FUND’s books and records, including all financial, accounting, corporate and other records required by and in accordance with applicable law (other than financial or accounting books and records maintained by the FUND’s custodian or transfer agent) which books and records shall be the property of the FUND and shall be surrendered by the ADVISER promptly on the request of the FUND, without charge except for the ADVISER’s direct expenses;

(ii) overseeing the FUND’s insurance relationships;

(iii) preparing for the FUND (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the FUND’s shareholders and Directors and reports to and other filings with the Securities and Exchange Commission, and any other governmental agency including any filings necessary to maintain the registrations and qualifications of the Fund and its shares under federal and state law (the FUND agreeing to supply or cause to be supplied to the ADVISER all necessary financial and other information in connection with the foregoing);

(iv) preparing such applications and reports as may be necessary to register or maintain the FUND’s registration and/or the registration of the shares of the FUND under the securities or “Blue Sky” laws of the various states selected by the FUND’s distributor (the Portfolio or Portfolios agreeing to pay all filing fees or other similar fees in connection therewith);

(v) responding to all inquiries or other communications of shareholders, if any, which are directed to the ADVISER, or referring the inquiry for response, if any such inquiry or communication is more properly to be responded to by other parties, such as the FUND’s custodian, or other person or agent of the ADVISER, and overseeing its response thereto;

(vi) overseeing all relationships between the FUND and its persons and agents, including any custodian(s), transfer agent(s), dividend disbursing agent, independent auditor and independent legal counsel, including assistance in selection of such persons and agents, the negotiation of agreements and the supervision of the performance of such agreements;

(vii) authorizing and directing any of the ADVISER’s Directors, officers and employees who may be elected as Directors or officers of the FUND to serve in the capacities in which they are elected; and

(viii), providing the services of individuals competent to perform all of the FUND’S executive, administrative, compliance and clerical functions that are not performed by or through employees or other persons or agents engaged by the FUND; and

(ix) calculating the daily net asset value and the net asset value per share for each of the FUND’s Portfolios. All services to be furnished by the ADVISER under this Agreement may be furnished through the medium of any Directors, officers, employees or agents of the ADVISER.

(d) Nothing in this Agreement shall prevent the ADVISER or any “affiliated person” (as defined in the Act) of the ADVISER from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the ADVISER or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the ADVISER expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the FUND under this Agreement.

(e) It is agreed that the ADVISER shall have no responsibility or liability for the accuracy or completeness of the FUND’s Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the ADVISER for inclusion therein.

(f) The ADVISER shall act as an independent contractor for the purposes herein and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the FUND in any way or otherwise be deemed an agent of the FUND.

(g) The ADVISER shall have the authority to make combined purchases and sales of securities for the Portfolios, the ADVISER’s own accounts, or for its other clients. If various entities desire to buy or sell securities at about the same time, the ADVISER may allocate the transactions at an average price and as nearly as practicable on a pro-rata basis in proportion to the amounts desired to be purchased or sold by each entity.

3. Standard of Care and Indemnification

ADVISER shall at all times act in good faith and use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors; provided, that ADVISER shall indemnify and hold the FUND and each of its directors, officers, and employees and each person, if any, who controls the FUND within the meaning of Section 15 of the 1933 Act, harmless from all loss, cost, damage, and expense, including reasonable attorneys’ fees, incurred by the FUND as a result of ADVISER’s gross negligence, bad faith, or willful misfeasance in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, or that of its officers, agents and employees, in the performance of this Agreement. Notwithstanding the preceding language, ADVISER shall indemnify and hold the FUND, and each of its directors, officers, and employees and each person, if any, who controls the FUND within the meaning of Section 15 of the 1933 Act, harmless from all loss, cost, damage, and expense, including reasonable attorneys’ fees incurred by the FUND as a result of the failure at any time of any Portfolio of the FUND (i) to operate as a regulated investment company in compliance with Subchapter M of the Code and the regulations thereunder, or (ii) to comply the investment diversification rules of Section 817(h) of the Code and the regulations thereunder.

The FUND shall indemnify and hold ADVISER harmless from all loss, cost, damage and expense, including reasonable attorneys’ fees incurred by it resulting from any claim, demand, action or suit in connection with the performance of its duties hereunder, or as a result of acting upon any instruction reasonably believed by it to have been properly executed by a duly authorized officer of the FUND, or upon any information, data, records or documents provided ADVISER or its agents by computer tape, telex, CRT data entry or other similar means authorized by the FUND; provided, that this indemnification shall not apply to actions or omissions of ADVISER in cases of its own gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, or that of its officers, agents and employees, in the performance of this Agreement.

In order that the indemnification provisions contained in this Agreement shall apply, however, it is understood that if in any case the one party (the “Indemnitor”) may be asked to indemnify or save the other party (the “Indemnitee”) harmless, the Indemnitor shall be fully and promptly advised of all pertinent facts concerning the matters in question, and it is further understood that the Indemnitee will use all reasonable care to identify and notify the Indemnitor promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnitor. The Indemnitor shall have the option to defend the Indemnitee against any claim which may be the subject of this indemnification, and in the event that the Indemnitor so elects, it will so notify the Indemnitee, and thereupon the Indemnitor shall take over complete defense of the claim, and the Indemnitee shall in such situations incur no further legal or other expenses for which it shall seek or be entitled to indemnification under this paragraph. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor will be asked to indemnify the Indemnitee except with the Indemnitor’s prior written consent.

Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

4. Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and sale of securities and other assets held by each Portfolio by placing purchase and sale orders for the Portfolio, the ADVISER shall select such broker-dealers (“brokers”) as shall, in the ADVISER’s judgment, implement the policy of the FUND to achieve “best execution,” i.e., prompt and efficient execution at the most favorable net price. In making such selection, the ADVISER is authorized to consider the reliability, integrity and financial condition of the broker. The ADVISER is also authorized to consider whether the broker provides brokerage and/or research services to the FUND and/or other accounts of the ADVISER, which services are to provide lawful and appropriate assistance to the ADVISER in the performance of its decision-making responsibilities. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the ADVISER that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the ADVISER’s overall responsibilities as to the accounts as to which it exercises investment discretion. The ADVISER shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and/or research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations are in good faith, and to show the overall reasonableness of commissions paid, the ADVISER shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; and (ii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The FUND recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The ADVISER is also authorized to consider as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of “best execution,” as defined above, sales by brokers of the variable products resulting in sales of FUND shares.

5. Allocation of Expenses

The ADVISER agrees that it will furnish the FUND, at the ADVISER’s expense, with all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The ADVISER will also pay all compensation of all Directors, officers and employees of the FUND who are affiliated persons of the ADVISER. All costs and expenses not expressly assumed by the ADVISER under this Agreement shall be paid by the FUND, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Directors other than those affiliated with the ADVISER; (v) independent legal and audit expenses; (vi) fees and expenses of the FUND’s custodian, shareholder servicing or transfer agent, and accounting services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of dividends; (viii) fees and expenses incident to the registration under federal or state securities laws of the FUND or its shares; (ix) FUND or Portfolio organizational expenses; (x) FUND expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the FUND; (xi) all other expenses incidental to holding meetings of the FUND’s shareholders; (xii) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xiii) such non-recurring expenses as may arise, including litigation affecting the FUND and the legal obligations which the FUND may have to indemnify its officers and Directors with respect thereto; and (xiv) cost of daily valuation of each of the Portfolio’s securities and net asset value per share.

Notwithstanding the foregoing, the ADVISER agrees to reimburse the Fund for substantially all of its operating expenses, other than investment advisory fees, brokerage commissions, and any extraordinary items such as litigation expenses or income tax liabilities. The ADVISER may withdraw this undertaking upon 30 days’ written notice to the Fund.

6. Compensation of the Adviser

(a) The FUND agrees to pay the ADVISER and the ADVISER agrees to accept as full compensation for all services rendered by the ADVISER as such, an annual management fee, payable monthly and computed on the average daily net asset value of each Portfolio as shown on “Exhibit A” attached hereto. The annual management fee will be prorated for any month during which this Agreement is in effect for only a portion of the month.

(b) In the event the expenses of a Portfolio (including the fees of the ADVISER and amortization of organization expenses, but excluding interest, taxes, brokerage commissions, and extraordinary expenses) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the ADVISER will reduce its fee by up to the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to a FUND so that at no time will there be any accrued, but unpaid, liability under this expense limitation.

        The fees payable to the ADVISER by the FUND or a Portfolio hereunder shall be reduced by any tender offer solicitation fees or similar payments received by the ADVISER, or any affiliated person of the ADVISER, in connection with the tender of securities held by the Portfolio (less any direct expenses incurred by the ADVISER, or any affiliated person of the ADVISER, in connection with obtaining such fees or payments). The ADVISER shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with the tenders of the securities held by a Portfolio, provided, however, that neither the ADVISER, nor any affiliated person of the ADVISER, shall be required to register as a broker-dealer for this purpose. The ADVISER shall advise the FUND’s Board of Directors of any fees or payments of whatever type that it may be possible for the ADVISER, or an affiliated person of the ADVISER, to receive in connection with the purchase or sale of securities held by a Portfolio. The fees payable to the ADVISER by a Portfolio hereunder shall be reduced by any such fees or payments received, less any direct expenses incurred by the ADVISER or any affiliate of the ADVISER in obtaining such fees.

7. Duration and Termination

(a) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect as to each Portfolio until December 31, 2000 and thereafter from year to year, but only so long as such continuance beyond such date is specifically approved at least annually by the, Fund’s Board of Directors, including the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or with respect to any Portfolio by the votes of a “majority” (as defined in the Act) of the outstanding voting shares of that Portfolio.

(b) This Agreement may be terminated by the ADVISER at any time without penalty upon giving the FUND sixty (60) days’ written notice (which notice may be waived by the FUND) and may be terminated by the FUND at any time without penalty upon giving the ADVISER sixty (60) days’ written notice (which notice may be waived by the ADVISER ), provided that such termination by the FUND shall be directed or approved by the vote of a majority of all of its Directors in office at the time, or with respect to any Portfolio, by the vote of a “majority” (as defined in the Act) of the outstanding voting shares of that Portfolio. This Agreement shall automatically terminate in the event of its “assignment” (as defined in the Act).

(c) The FUND hereby agrees that if

(i) the ADVISER ceases to act as investment adviser to the FUND and

(ii) the ADVISER notifies the FUND that, in the ADVISER’s judgment, continued use of the FUND’s present name would create confusion in the context of the ADVISER ‘s business or that of Aid Association for Lutherans or its subsidiaries and/or affiliates, the FUND will use its best efforts to change its name in order to delete the abbreviation “AAL” from its name and will discontinue use of the name or any sales literature or advertising materials in which the “AAL” name is used as soon as possible, in no event exceeding 30 days from the date ADVISER ceases to act as investment adviser to the FUND or so notifies the FUND.

8. Exhibits

The document entitled “Exhibit A” to the AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, attached hereto, is added to and incorporated herein.

9. Amendments

This Agreement may be amended at any time by mutual consent of the parties in accordance with the Act, provided that the amendment shall have been approved, in accordance with the Act, with respect to any Portfolio by the vote of a “majority” (as defined by the Act) of the outstanding voting shares of that Portfolio.

10. State Law

This Agreement shall be governed in all respects in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated INVESTMENT ADVISORY AGREEMENT to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

AAL VARIABLE PRODUCT SERIES FUND, INC.
By:

/s/ Robert G. Same
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Robert G. Same
President

Attest:

/s/ Brett L. Agnew
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Brett L. Agnew
Secretary

AID ASSOCIATION FOR LUTHERANS

/s/ Bruce J. Nicholson
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Bruce J. Nicholson
President

Attest:

/s/ Woodrow E. Eno
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Woodrow E. Eno
Senior Vice President
Secretary and General Counsel

EXHIBIT A

To the AAL Variable Product Series Fund, Inc. Second Amended and Restated INVESTMENT ADVISORY AGREEMENT dated January 1, 2002

1. The AAL Money Market Portfolio

The management fee for this Portfolio, calculated in accordance with paragraph 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $250 million of average daily net assets and 0.30 of 1% on average daily net assets over $250 million.

2. The AAL Bond Index Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $250 million of average daily net assets and 0.30 of 1% on average daily net assets over $250 million.

3. The AAL High Yield Bond Portfolio

        The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.40 of 1% on the average daily net assets.

4. The AAL Balanced Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $250 million of average daily net assets and 0.30 of 1% on average daily net assets over $250 million.

5. The AAL Large Company Index Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $250 million of average daily net assets and 0.30 of 1% on average daily net assets over $250 million.

6. The AAL International Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.80 of 1% on the average daily net assets.

7. The AAL Small Cap Index Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $250 million of average daily net assets and 0.30 of 1% on average daily net assets over $250 million.

8. The AAL Technology Stock Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.75 of 1% on the average daily net assets.

9. The AAL Aggressive Growth Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.80 of 1% on the first $100 million of average daily net assets, 0.75 of 1% on the next $400 million of average daily net assets and .70 of 1% on average daily net assets over $500 million.

10. The AAL Capital Growth Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.65 of 1% on the first $500 million of average daily net assets, 0.575 of 1% on the next $500 million of average daily net assets, 0.50 of 1% on the next $4 billion of average daily net assets and .45 of 1% on average daily net assets over $5 billion.

11. The AAL Small Cap Stock Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.70 of 1% on the first $200 million of average daily net assets and 0.65 of 1% on average daily net assets over $200 million.

12. The AAL Equity Income Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.45 of 1% on the average daily net assets.

13. The AAL Mid Cap Stock Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.70 of 1% on the first $200 million of average daily net assets, 0.65 of 1% on the next $800 million of average daily net assets and .60 of 1% on average daily net assets over $1 billion.

14. The AAL Mid Cap Index Portfolio

The management fee for this Portfolio, calculated in accordance with section 6 of The AAL Variable Product Series Fund, Inc. Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $250 million of average daily net assets and 0.30 of 1% on average daily net assets over $250 million.